EXHIBIT 99.1

CB Financial Services, Inc. Announces Quarterly Cash Dividend

WASHINGTON, Pa., Aug. 15, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (the “Company”) (NASDAQGM: CBFV), the holding company for Community Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.22 per outstanding share of common stock. The dividend will be paid on or about September 20, 2018 to stockholders of record as of the close of business on September 10, 2018.

“We are pleased to continue the $0.22 per share dividend in the third quarter of 2018,” commented Patrick G. O’Brien, President and Chief Executive Officer. “Our strong capital position along with core loan and deposit growth allows us to continue to tell our story.”

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank located in Washington, Pennsylvania. Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary.

For more information about CB Financial Services, Inc. and Community Bank, visit our website at www.communitybank.tv.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903